Exhibit 99.3

Attn. Kevin Smith

December 30, 2013

Dear Kevin,

As we have previously discussed, as Chairman of the Board of Directors of Zynex, Inc. I write to formally request that you tender your resignation from Zynex’s Board of Directors.

As we discussed, the company needs to reduce its cost base, including director fees and I need a composition on the board that is more in tune with my vision for the company during this time of turnaround and going forward.

I request that your resignation be delivered to me in writing and be effective no later than January 10, 2014. I also kindly request that, in order to address SEC disclosure obligations, your written resignation include a statement that your resignation is not due to a disagreement with Zynex on any matter relating to Zynex’s operations, policies or practices.

I want to thank you for your service, time, effort and dedication you have put into making the Zynex board of directors professional and highly productive. As discussed Zynex will maintain D&O insurance for you for a period of three years.

Sincerely,

Thomas Sandgaard

9990 Park Meadows Drive, Lone Tree, CO 80124	Phone: 800.495.6670 Fax: 800.495.6695
www.zynex.com